Exhibit 99.1

(“USAC”, NYSE American “UAMY”) US Antimony Corporation Signs Collaboration Agreement with Perpetua Resources

May 3, 2021. Thompson Falls, Montana.

Thompson Falls, MT (NYSE AM UAMY): US Antimony and Perpetua Resources (formerly Midas Gold) have signed a Collaboration Agreement to study the feasibility of processing Perpetua Resources antimony concentrates at facilities owned by US Antimony. Perpetua Resources is in the process of permitting a major antimony and gold resource in the state of Idaho at their Stibnite Gold project. This potential partnership would represent the only domestically mined and refined antimony products. The mine’s proximity to US Antimony’s processing facilities represents an advantage to both companies. US Antimony will be evaluating samples provided by Perpetua Resources to design processing techniques whereby the precious metals and common minerals will be separated from the antimony, providing US Antimony with a significant additional source of antimony, gold, and silver. Assuming that no unforeseen geochemical issues are present, US Antimony is confident that a processing technique can be developed quickly because of US Antimony’s experience with similar antimony ores.

Russell Lawrence and John Gustavsen

Forward Looking Statements:

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.